EXHIBIT 11
                             THE VIRTUS FUNDS
                         Federated Investors Tower
                    Pittsburgh, Pennsylvania 15222-3779


                             December 20, 1996


The Trustees of
The Virtus Funds
Federated Investors Tower
Pittsburgh, PA  15222-3779

Gentlemen:

The Style Manager: Large Cap Fund (the `Fund''), a portfolio of The Virtus Funds, a Massachusetts business trust, proposes to issue shares of beneficial interest (such shares of beneficial interest being herein referred to as `Shares'') in connection with the acquisition of the assets of Blanchard Capital Growth Fund, a portfolio of Blanchard Funds, Massachusetts business trust, pursuant to the Agreement and Plan of Reorganization dated as of December 20, 1996 (`Agreement''), filed as an exhibit to the registration statement of the Fund filed on Form N-14 (Securities Act of 1933 No. to be assigned) under the Securities Act of 1933 as amended (`N-14 Registration'').

As counsel I have participated in the organization of the Fund, its registration under the Investment Company Act of 1940, the registration of its securities on Form N-1A under the Securities Act of 1933 and its N-14 Registration. I have examined and am familiar with the written Declaration of Trust of The Virtus Funds dated June 20, 1990 (`Declaration of
Trust'), the Bylaws of The Virtus Funds, the Agreement and such other documents and records deemed relevant. I have also reviewed questions of law and consulted with counsel thereon as deemed necessary or appropriate for the purposes of this opinion.

Based upon the foregoing, it is my opinion that:

1. The Fund is duly organized and validly existing pursuant to The Virtus Funds' Declaration of Trust.

2. The Shares which are currently being registered by the N-14 Registration may be legally and validly issued in accordance with the provisions of the Agreement and The Virtus Funds' Declaration of Trust upon receipt of consideration sufficient to comply with the provisions of
Article III, Section 3, of The Virtus Funds' Declaration of Trust and subject to compliance with the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities. Such Shares, when so issued, will be fully paid and non-assessable.

I consent to your filing this opinion as an exhibit to the N-14
Registration referred to above and to any application or registration statement filed under the securities laws of any of the states of the United States.

                              Very truly yours,

                                    The Virtus Funds

                              By:/s/  S. Elliott Cohan
                                      S. Elliott Cohan
                              Title:  Assistant Secretary